EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 25, 2010 on the 2010 consolidated financial statements included in the Annual Report of Miller Energy Resources, Inc. on Form 10-K for the year ended April 30, 2012.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Miller Energy Resources, Inc. on Form S-8 for the 2011 Equity Compensation Plan.  We also consent to the reference to us under the heading “Experts” in the prospectus which is a part of the Registration Statement.

/s/ Sherb & Co., LLP

Sherb & Co., LLP

New York, New York

September 26, 2012